Exhibit 4.8
ELEVENTH SUPPLEMENTAL INDENTURE
            THIS ELEVENTH SUPPLEMENTAL INDENTURE dated as of March 30, 2011 (this “Eleventh Supplemental Indenture”), is by and among Northrop Grumman Systems Corporation (successor-in-interest to Northrop Grumman Space & Mission Systems Corp. and TRW Inc.), a Delaware corporation (the “Company”), The Bank of New York Mellon, a New York state chartered bank, as successor trustee to JPMorgan Chase Bank and to Mellon Bank, N.A. (the “Trustee”), Titan Holdings II, L.P., a Delaware limited partnership (“Holdings LP”), and Northrop Grumman Corporation (formerly known as New P, Inc.), a Delaware corporation (“New NGC”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below).
            WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 1, 1986, between the Company and the Trustee (as supplemented and/or amended to date, the “Indenture”);
            WHEREAS, the Company has issued debt securities pursuant to the terms of the Indenture (the “Securities”);
            WHEREAS, Holdings LP has guaranteed the obligations of the Company in favor of the Trustee under the Indenture pursuant to a guarantee dated as of March 27, 2003 (the “Guarantee”);
            WHEREAS, Holdings LP intends to transfer its properties and assets substantially as an entirety to New NGC (the “Transfer”) as contemplated by Section 10 of the Guarantee;
            WHEREAS, Holdings LP and New NGC desire that the Guarantee continue following the Transfer; and
            WHEREAS, Section 11.01(c) of the Indenture provides, among other things, that the Trustee and the Company, when authorized by a Board Resolution, may enter into a supplemental indenture without the consent of any Holder, the purpose of which is to make such other provisions in regard to other matters or questions arising under this Indenture as shall not adversely affect the interests of the Holders of the Securities.
            NOW, THEREFORE, the Company, Holdings LP and New NGC covenant and agree to and with the Trustee, for the equal and proportionate benefit of all present and future Holders of the Securities, as follows:
            1.        Assumption of Obligations by New NGC. In accordance with Section 10 of the Guarantee and effective upon consummation of the Transfer, New NGC hereby assumes Holdings LP’s obligations under the Guarantee and effective upon consummation of the Transfer New NGC shall succeed to, and be substituted for, Holdings LP under the Indenture and the Guarantee, the Guarantee shall automatically terminate with respect to Holdings LP and Holdings LP shall be relieved of all obligations and covenants under the Indenture and the Guarantee.

            2.        Acknowledgement of Trustee. The Trustee hereby acknowledges receipt of the following documents pursuant to the provisions of the Indenture and the Guarantee:
(a)	A Board Resolution of the Company authorizing the execution of this Eleventh Supplemental Indenture, as required by Section 11.01 of the Indenture.

(b)	An Officers’ Certificate of the Company as required by Section 15.05 of the Indenture.

(c)	An Officers’ Certificate of Holdings LP as required by Section 10 of the Guarantee.

(d)	An Opinion of Counsel as required by Section 10 of the Guarantee and Sections 11.03 and 15.05 of the Indenture.
            3.        Incorporation by Reference. This Eleventh Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof. The Indenture is hereby incorporated by reference herein and is hereby ratified, approved, and confirmed.
            4.        Effect of Headings. The headings herein are for convenience of reference only, are not to be considered a part hereof, and shall not affect the construction hereof.
            5.        Successors and Assigns. All covenants and agreements in this Eleventh Supplemental Indenture by the Company, Holdings LP and New NGC shall bind their successors and assigns, whether so expressed or not.
            6.        Separability Clause. In case any provision in this Eleventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
            7.        Governing Law. This Eleventh Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.
            8.        Additional Supplemental Indentures. Nothing contained herein shall impair the rights of the parties to enter into one or more additional supplemental indentures in the manner provided in the Indenture.
            9.        Counterparts. This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
            10.        Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Eleventh Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company, Holdings LP and New NGC and not of the Trustee.

            11.        Benefits. Nothing in this Eleventh Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and the Holders, any benefit or any legal or equitable right or claim under this Eleventh Supplemental Indenture.
            12.        Notices. For purposes of Section 7 of the Guarantee, the address of New NGC shall be as follows:
            Northrop Grumman Corporation
            1840 Century Park East
            Los Angeles, CA 90067
            Attention: Mark Rabinowitz, Corporate Vice President and Treasurer
            13.        Notice to Trustee. New NGC shall give the Trustee prompt notice of the consummation of the Transfer.
[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed as of March 30, 2011.

NORTHROP GRUMMAN SYSTEMS CORPORATION

/s/ Mark Rabinowitz

		By:	Mark Rabinowitz
		Its:	President and Treasurer

Attest:

/s/ Mark Caylor

By:	Mark Caylor
Its:	Assistant Treasurer

TITAN HOLDINGS II, L.P.

/s/ Mark Rabinowitz

		By:	Mark Rabinowitz
		Its:	President

Attest:

/s/ Malcolm S. Swift

By:	Malcolm S. Swift
Its:	Secretary

NORTHROP GRUMMAN CORPORATION

/s/ Mark Rabinowitz

		By:	Mark Rabinowitz
		Its:	Corporate Vice President and Treasurer

Attest:

/s/ Mark Caylor

By:	Mark Caylor
Its:	Assistant Treasurer

THE BANK OF NEW YORK MELLON,
as Trustee

/s/ Laurence J. O’Brien

		By:	Laurence J. O’Brien
		Its:	Vice President
[Signature Page to Eleventh Supplemental Indenture – 1986 TRW Indenture]